Amendment

To

Transfer Agency And Service Agreement

Between

Artisan Funds, Inc.

And

State Street Bank And Trust Company

This Amendment (the “Amendment”) is made as of August 3, 2006, between Artisan Funds (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”). In accordance with Section 3.1 (Fee Schedule) and Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of May 1, 2001 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Fee Schedule. Schedule 3.1, dated October 1, 2003 through December 31, 2004, to the Agreement (which has continued in effect, and will continue in effect, through August 31, 2006) is hereby replaced with the attached Schedule 3.1 dated September 1, 2006 to August 31, 2010. The attached Schedule 3.1 shall be in effect from September 1, 2006 through August 31, 2010 or such date that the Fund and Transfer Agent subsequently amend the Agreement in accordance with the terms thereof.

2. All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Janet D. Olsen	By:	/s/ Joseph L. Hooley
	Janet D. Olsen		Joseph L. Hooley
	General Counsel		Executive Vice President